Exhibit 99.1

Willbros Reports First Quarter 2017 Results

•	Twelve-month backlog at March 31, 2017 increases 26% from $420 million to $528 million

•	Additional awards of $42 million booked in April 2017

•	Anticipate significant increase in revenue and improvement in operating income in Q2 2017

•	Company to host conference call at 9:00 AM CT, May 3, 2017

HOUSTON, TX, May 2, 2017 — Willbros Group, Inc. (NYSE: WG) today announced financial results for the first quarter of 2017. The Company reported a net loss of $17.8 million, or $(0.29) per diluted share, in the first quarter of 2017 on revenue of $163.9 million, compared to a net loss of $15.2 million, or $(0.25) per diluted share, in the first quarter of 2016 on revenue of $199.0 million.

An operating loss of $14.9 million in the first quarter of 2017 compares to an operating loss of $9.5 million in the first quarter of 2016. Included in the first quarter of 2017 operating loss are $0.8 million of other charges, primarily related to severance and professional fees, which compares to $3.7 million of other charges in the first quarter of 2016, which were primarily related to equipment and facility lease abandonment charges.

Michael Fournier, President and CEO, commented, “As expected, our first quarter of 2017 revenue was similar to the fourth quarter of 2016 as the work associated with awards announced in early March had minimal impact in the first quarter. We fell short in our operating income expectations due to a project loss in our Oil & Gas segment coupled with lower than anticipated net contract margin in our Utility T&D segment. With the backlog growth in the first quarter, coupled with $42 million in new awards in April, we see a significant increase in revenue for the second quarter of 2017 and anticipate an improvement in operating performance. Finally, we have signed a non-binding letter of intent to sell our U.S. tank services business.”

Backlog

The Company’s twelve-month and total backlog increased for the second consecutive quarter. Twelve-month backlog of $528.4 million at March 31, 2017 increased $108.5 million, or approximately 26% from December 31, 2016 as all segments showed positive gains. Total backlog of $852.5 million at March 31, 2017, increased $60 million, or approximately 8% from December 31, 2016.

1 of 3

CONTACT:

Stephen W. Breitigam

VP Investor Relations

Willbros

713-403-8172

Segment Operating Results

Utility T&D

The Utility T&D segment reported revenue of approximately $115.5 million for the first quarter of 2017, a 10% increase compared to the fourth quarter of 2016. The segment reported operating income of $0.8 million in the first quarter of 2017 compared to operating income of $2.1 million in the fourth quarter of 2016. The lower operating income was primarily generated in the segment’s electric transmission business due to a change in the mix of work between periods which led to higher indirect costs and margin erosion.

Oil & Gas

For the first quarter of 2017, the Oil & Gas segment reported revenue of $22.4 million and an operating loss of $7.3 million, a $1.6 million increase in operating loss from the fourth quarter of 2016 when this segment generated $23.3 million in revenue. The increased operating loss was primarily due to a $1.0 million project loss in our integrity construction business coupled with lower activity in our mainline pipeline and facilities construction businesses.

Canada

Canada reported revenue of $26.0 million for the first quarter of 2017, a $9.8 million reduction when compared to the fourth quarter of 2016. The segment reported an operating loss of $3.3 million in the first quarter of 2017 compared to an operating loss of $1.8 million in the fourth quarter of 2016. The increased operating loss was impacted by lower revenue volume across the segment and lower margins in our construction and maintenance business as work transitioned to new contracts.

Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $49.5 million at March 31, 2017, which includes $36.7 million of cash and cash equivalents. Liquidity levels decreased $17.2 million from $66.7 million at December 31, 2016 primarily attributed to reduced revolver availability due to additional letters of credit issued in the quarter that supports new work. There were no revolver borrowings at March 31, 2017.

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “With the increase in backlog and the new awards, we believe revenue will increase significantly and operating income will improve for the second quarter of 2017. We are re-confirming our revenue guidance for the year of $775 to $825 million excluding our tank services business.”

2 of 3 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, May 3, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Willbros First Quarter 2017 Earnings Conference Call

When:	Wednesday, May 3, 2017 - 10:00 a.m. Eastern Time (9:00 a.m. Central Time)

How:	Live via phone - By dialing 844-850-0544 (U.S. Toll Free), 855-669-9657 (Canada Toll Free) or 412-317-5201 (International) a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through May 10, 2017 and may be accessed by calling 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International) using pass code 10106451. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain additional waivers or amendments under, the Company’s existing loan agreements; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; development trends of the oil, gas, and power industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SCHEDULES TO FOLLOW

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3 of 3 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Income Statement
Contract revenue
Oil & Gas	$22,432	$59,335
Utility T&D	115,508	97,289
Canada	25,960	42,492
Eliminations	—	(86)

	163,900	199,030

Operating expenses
Oil & Gas	29,768	65,082
Utility T&D	114,724	92,390
Canada	29,300	41,668
Corporate	4,961	9,437
Eliminations	—	(86)

	178,753	208,491

Operating income (loss)
Oil & Gas	(7,336)	(5,747)
Utility T&D	784	4,899
Canada	(3,340)	824
Corporate	(4,961)	(9,437)

Operating loss	(14,853)	(9,461)

Non-operating expenses
Interest expense	(3,488)	(3,567)
Interest income	8	20
Debt covenant suspension and extinguishment charges	—	(63)
Other, net	(3)	(60)

	(3,483)	(3,670)

Loss from continuing operations before income taxes	(18,336)	(13,131)
Provision (benefit) for income taxes	(600)	167

Loss from continuing operations	(17,736)	(13,298)
Loss from discontinued operations net of provision for income taxes	(31)	(1,853)

Net loss	$(17,767)	$(15,151)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.29)	$(0.22)
Discontinued operations	—	(0.03)

	$(0.29)	$(0.25)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.29)	$(0.22)
Discontinued operations	—	(0.03)

	$(0.29)	$(0.25)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(3,685)	$2,651
Investing activities	1,566	(882)
Financing activities	(2,454)	(5,720)
Foreign exchange effects	86	587
Discontinued operations	(240)	(3,782)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	61,830	60,756
Diluted	61,830	60,756
Adjusted EBITDA from continuing operations(1)	$(9,012)	$96
Purchases of property, plant and equipment	493	492

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Covenant EBITDA from continuing operations (1) (2)
Loss from continuing operations	$(17,736)	$(13,298)
Interest expense	3,488	3,567
Interest income	(8)	(20)
Provision (benefit) for income taxes	(600)	167
Depreciation and amortization	5,037	5,688
Debt covenant suspension and extinguishment charges	—	63
Stock based compensation	906	1,293
Restructuring and reorganization costs	323	3,352
Accounting and legal fees associated with the restatements	274	35
Gain on disposal of property and equipment	(696)	(751)

Adjusted EBITDA from continuing operations(1)	$(9,012)	$96
Gain on disposal of property and equipment, normal course of business	696	874
Changes in project loss provision	(1,807)	(456)
Letter of credit fees	368	356
Provision for (recovery of) bad debt	44	(22)
Exit of Tank Services	858	1,015

Covenant EBITDA from continuing operations(2)	$(8,853)	$1,863

	March 31, 2017	December 31, 2016
Balance Sheet Data
Cash and cash equivalents	$36,693	$41,420
Working capital	75,756	89,323
Total assets	366,285	363,036
Total debt	87,466	89,189
Stockholders’ equity	118,614	135,137

Backlog Data (3)
Total Backlog By Reporting Segment
Oil & Gas	$87,750	$28,827
Utility T&D	605,706	656,838
Canada	158,999	106,793

Total Backlog	$852,455	$792,458

Total Backlog By Geographic Area
United States	$693,456	$685,665
Canada	158,999	106,793

Total Backlog	$852,455	$792,458

Total Backlog exclusive of Tank Services
Total Backlog, as reported	$852,455	$792,458
Tank Services Total Backlog	28,813	15,189

Total Backlog, exclusive of Tank Services	$823,642	$777,269

12 Month Backlog by Reporting Segment
Oil & Gas	$87,750	$28,827
Utility T&D	362,749	349,998
Canada	77,918	41,041

12 Month Backlog	$528,417	$419,866

12 Month Backlog By Geographic Area
United States	$450,499	$378,825
Canada	77,918	41,041

12 Month Backlog	$528,417	$419,866

12 Month Backlog exclusive of Tank Services
12 Month Backlog, as reported	$528,417	$419,866
Tank Services 12 Month Backlog	28,813	15,189

12 Month Backlog, exclusive of Tank Services	$499,604	$404,677

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense (income), income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Covenant EBITDA from continuing operations is a non-GAAP measure that conforms to the definition of Consolidated EBITDA in the Company’s 2014 Term Credit Agreement which includes certain special items. Management uses Covenant EBITDA from continuing operations to determine the Company’s compliance with certain financial covenants under the 2014 Term Credit Agreement.
(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.